Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement dated as of November 18, 2019, which shall become effective as of January 1, 2020 (the “Effective Date”) (“Employment Agreement”) by and between MKS Instruments, Inc., a Massachusetts corporation, including any successors and assigns (the “Company” or “MKS”), and John T.C. Lee of Lexington, MA (“Employee”).

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of May 9, 2018 as thereafter amended on October 29, 2018 (as amended, the Original Employment Agreement”), which superseded an Employment Agreement dated as of August 1, 2016;

WHEREAS, the Company intends to amend and restate the terms of employment with the Employee as more particularly set forth herein; and

WHEREAS, the Company and the Employee intend that as of the Effective Date, this Employment Agreement shall supersede the Original Employment Agreement and any such other agreements shall be of no further force and effect.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the Company and the Employee hereby agree as follows:

1.    Employment. The Company is employing Employee on an at-will basis in the position of President and Chief Executive Officer of the Company. Subject to the nomination and election by the Board of Directors and shareholders of the Company, as applicable, Employee agrees to serve without additional consideration as a member of the Board of Directors of the Company. Employee agrees to comply with the Company’s policies.

2.    Confidential Information Agreement. Employee will sign and deliver to the Company, at the same time that Employee executes this Employment Agreement, the Confidential Information, Intellectual Property and Non-Solicitation Agreement of MKS Instruments, Inc. (“Confidential Information Agreement”) that is Attachment A to this Employment Agreement.

3.    Duty to The Company. While employed by the Company, Employee (a) will devote his full working time and best efforts to the business of the Company; and (b) will not (without the prior, express, written consent of the Chairman of the Board of Directors of the Company) engage in any business activity (whether or not for gain) that interferes with Employee’s work for the Company. Notwithstanding the previous sentence, this Employment Agreement does not prohibit Employee from managing his personal investments or engaging in charitable and unpaid professional activities (including serving on charitable and professional boards), so long as doing so does not materially interfere with Employee’s work for the Company or violate Section 7 of this Employment Agreement.

4.    Compensation.

(a)    Base Salary. The Company will pay Employee base salary at the rate of $850,000 per year (as adjusted from time to time, the “Base Salary”), in accordance with the Company’s normal payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may review and adjust the amount of the Base Salary from time to time in its sole discretion.

(b)    Incentive Compensation Plan. Employee will be entitled to participate in the Company’s Annual Corporate Management/Key Employee Bonus Plan, to the extent applicable to Employee’s position. For 2020, the “targeted” additional compensation goal for Employee shall be 110% of Employee’s “eligible earnings” for such year as defined in such plan. The Compensation Committee may review and adjust the targeted compensation goal from time to time in its sole discretion (as adjusted from time to time, the “Target Bonus”).

(c)    Stock Incentive Plan. Employee will be entitled to participate in the Company’s stock incentive plan to the extent applicable to Employee’s position. For 2020, the annual “targeted” award under such plan shall be Three Million Two Hundred and Fifty Thousand Dollars ($3,250,000), 55% of which shall be subject to the achievement of the same 2020 performance metric(s) as the Compensation Committee shall approve for all other executive officers and 45% of which shall be time-based. This award shall also be subject to the same vesting terms as the 2020 annual equity awards for all other executive officers. The Compensation Committee may review and adjust the amount of the annual targeted award from time to time in its sole discretion.

(d)    Benefits. Employee will be eligible to participate in the Company’s generally available employee benefit plans, which currently include medical, dental, vision, life, accidental death and dismemberment, short-term disability and long-term disability insurance, a 401(k) savings plan and an employee stock purchase plan, subject to the terms and conditions of each plan.

(e)    Paid Time Off. Employee will be eligible for 25 days of paid vacation per year, plus paid sick time and holidays, all subject to the terms and conditions of the Company’s policies.

(f)    Expenses. The Company will reimburse Employee for expenses Employee reasonably incurs in performing his duties, to the extent provided in the Company’s expense reimbursement policies. Reimbursement of expenses in one tax year will not affect reimbursement of expenses in any other tax year.

5.    End of Employment. Either Employee or the Company may end the employment relationship at any time, for any reason, with or without notice or cause. The employment relationship will end automatically and immediately upon Employee’s death or entitlement to long-term disability benefits under the Company’s long-term disability program. The date on which Employee’s employment ends, whether as the result of a resignation by Employee, a termination of employment by the Company or an automatic termination of employment upon death or disability, is referred to in this Employment Agreement as the “Employment End Date.” If Employee resigns or the Company terminates Employee’s employment, the Company will (in either case) have the right at any time, for any reason in its sole discretion to decide the Employment End Date. In no event will the Company’s deciding the Employment End Date following Employee’s resignation be considered termination by the Company of Employee’s employment.

6.    Company Obligations Upon End of Employment. When the employment relationship ends, the Company will have no obligation to pay or provide Employee at any time any compensation, payment or benefit of any kind, except as expressly provided in Sections 6(a) though through 6(g) below.

(a)    Minimum Obligations. When the employment relationship ends, no matter how it ends: (i) the Company will pay Employee any unpaid Base Salary through the Employment End Date; (ii) Employee will be entitled to accrued, vested benefits under the Company’s benefit plans and programs to the extent provided in Section 4(d) and in any equity award agreements relating to awards to Employee under the current or any future MKS Instruments, Inc. equity incentive plan; (iii) the Company will pay Employee for any accrued but unused vacation; and (iv) the Company will reimburse Employee for any unreimbursed expenses incurred through the Employment End Date to the extent provided in Section 4(f).

(b)    30 Days’ Base Salary After Certain Resignations. If Employee provides the Company at least 30 days’ advance written notice of resignation of employment, is an active employee in good standing at the time of such notice and continues to perform his duties diligently and professionally to the extent requested thereafter (for up to 30 days after said notice), the Company will pay Employee his Base Salary for at least 30 days after such notice, even if the Employment End Date is earlier.

(c)    30 Days’ Base Salary After Certain Terminations. If the Company terminates Employee’s employment other than for Cause, as defined below, the Company will provide Employee with written notice of termination and pay Employee his Base Salary for at least 30 days after such notice of termination, even if the Employment End Date is earlier.

(d)    Eligibility for Ordinary Severance Pay. Employee will become eligible for “Ordinary Severance Pay,” as described below, provided that all of the following conditions are satisfied: (i) the Company terminates Employee’s employment without “Cause” (as defined below) or Employee resigns for “Good Reason” (as defined below); (ii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iii) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a general release agreement in substantially the form attached hereto as Attachment B (“General Release Agreement”). The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive. Ordinary Severance Pay includes the following:

(i)    Base Salary. Within 14 days after the General Release Agreement becomes irrevocable, the Company will continue to pay Employee his then applicable Base Salary (determined without regard to any reduction in Base Salary giving rise to “Good Reason,” as defined below) for 18 months on the Company’s normal payroll dates.

(ii)    Incentive Compensation. The Company will pay Employee, within 14 days after the General Release Agreement becomes irrevocable, a lump sum equal to one and one-half times Employee’s Target Bonus in effect on the Employment End Date. Additionally, the Employee will receive any bonus earned for the calendar year preceding the Employee’s termination but not yet paid, such payment to be made at the same time such payments are normally made for the applicable year to executives who continue in employment.

(iii)    Continuation of Benefits. For a period of 18 months after the Employment End Date, to the extent Employee elects to continue group medical, vision, or dental insurance coverage under COBRA and timely remits the amount of premium assessed to similarly situated active employees for comparable coverage, the Company will pay the Company’s usual share of such premiums. Benefits payable under this Section 6(d)(iii) will terminate to the extent Employee ceases to be eligible for COBRA coverage under the Company’s medical benefits plan, and if Employee becomes eligible for coverage under another group health plan that, if Employee enrolled in such coverage, would result in Employee ceasing to be eligible for COBRA coverage, the Company will have no further obligation to pay the Company’s share of such premiums, regardless of whether Employee continues to be eligible for COBRA coverage. Notwithstanding the foregoing, the parties recognize that the Company’s share of premiums may constitute taxable income to Employee, and to the extent reasonably required by the Company, the Employee’s premium payments will include an additional payment equal to the amount of tax that the Company is required to withhold, if any, and the Company will not pay the contribution toward COBRA coverage described above to the extent that the Company reasonably determines that doing so (taking into account the taxable character of the premium payments) would subject the Company to the excise tax under Section 4980D of the Internal Revenue Code (the “Code”) (as a result of discriminatory coverage under a group health plan).

(e)    Eligibility for Enhanced Severance Compensation. Employee will become eligible for the “Enhanced Severance Compensation,” as described below, instead of Ordinary Severance Pay under Section 6(d) above or under any other program or policy of the Company, if and only if all of the following conditions are satisfied: (i) the Company terminates Employee’s employment without “Cause” (as defined below) or Employee resigns for “Good Reason” (as defined below); (ii) the Employment End Date is within 24 months after the effective date of a Change in Control (as defined below); (iii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iv) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a General Release Agreement. The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive.

(f)    “Enhanced Severance Compensation.” If Employee becomes eligible for the Enhanced Severance Compensation:

(i)    Base Salary. The Company will pay Employee, within 14 days after the General Release Agreement becomes irrevocable, a lump sum in an amount equal to three times the then applicable annual Base Salary (determined without regard to any reduction in Base Salary giving rise to “Good Reason,” as defined below). Notwithstanding the foregoing, if the Company determines that the Change in Control does not constitute a “change in control event” with respect to the Employee, as defined in Section 409A of the Code, then an amount equal to 18 months of the Employee’s Base Salary (less any portion that is exempt from Section 409A) shall be paid in installments in the manner described in Section 6(d)(i), and the difference between three times the Employee’s Base Salary and the amount so paid shall be paid in a lump sum as provided herein.

(ii)    Incentive Compensation. The Company will pay Employee, within 14 days after the General Release Agreement becomes irrevocable, a lump sum equal to three times the annual amount of incentive compensation for which Employee was eligible under any cash incentive compensation plan of the Company then in effect for the year containing the Employment End Date (it being understood that such calculation shall be based on Employee’s then applicable Target Bonus amount). Additionally, the Employee will receive a payment for the current year’s Target Bonus, prorated based on number of days employed for such year, and any bonus earned for the calendar year preceding the Employee’s termination but not yet paid, such payment to be made at the same time such payments are normally made for the applicable year to executives who continue in employment.

(iii)    Continuation of Benefits. For the period from the Employment End Date until the end of the period during which Employee is entitled to elect to continue group medical, vision, or dental insurance coverage under COBRA (the “COBRA continuation period”), if Employee elects COBRA coverage and timely remits the amount of premium assessed to similarly situated active employees for comparable coverage (“Employee Contribution”), the Company will pay the Company’s usual share of such premiums. After the end of the COBRA continuation period, if Employee continues to pay the Employee Contribution that would be charged for COBRA coverage, Employee may continue group medical, vision or dental insurance coverage until the end of the 36 month period following the Employment End Date on the same terms as if COBRA coverage were still in effect, and the Company will pay the Company’s usual share of such premiums. Benefits payable under this Section 6(f)(iii) will terminate to the extent Employee ceases to be eligible for COBRA coverage under the Company’s medical benefits plan for any reason other than expiration of the COBRA continuation period, and if Employee becomes eligible for coverage under another group health plan that, if Employee enrolled in such coverage, would result in Employee ceasing to be eligible for COBRA coverage, then if such eligibility occurs during the COBRA continuation period, the Company will have no further obligation to pay the Company’s share of such premiums, regardless of whether Employee continues to be eligible for COBRA coverage, and if such eligibility occurs after the COBRA continuation period, benefits payable under this Section 6(f)(iii) will terminate. Notwithstanding the foregoing, the parties recognize that the Company’s share of premiums may constitute taxable income to Employee, and to the extent reasonably required by the Company, the Employee’s premium payments will include an additional payment equal to the amount of tax that the

Company is required to withhold, if any, and the Company will not pay the contribution toward COBRA coverage described above to the extent that the Company reasonably determines that doing so (taking into account the taxable character of the premium payments) would subject the Company to the excise tax under Section 4980D of the Code (as a result of discriminatory coverage under a group health plan).

(iv)    Restricted Stock Units or Stock Appreciation Rights. Employee’s unvested equity awards as of the Employment End Date will be subject to accelerated vesting to the extent provided in the respective equity award agreement issued to Employee under the then effective MKS Instruments, Inc. equity incentive plan (including the MKS Instruments, Inc. 2014 Stock Incentive Plan).

(g)    Eligibility for Compensation Upon Death or Disability. If the Employee’s employment is terminated by death or total disability (as determined by the Company’s long-term disability plan), the Company will make payment for the Employee’s current year’s bonus earned, prorated based on the number of days employed for such year, and the Company will pay any bonus earned for the calendar year preceding the Employee’s termination but not yet paid, such payments to be made at the same time such payments are normally made for the applicable year to executives who continue in employment. Additionally, any equity award to Employee under the current or any future MKS Instruments, Inc. equity incentive plan that is as of the Employment End Date unvested will be subject to accelerated vesting if and to the extent provided in the equity award agreements governing the award. Any payment(s) to be made upon the death of the Employee will be made to the Employee’s estate.

(h)    No Obligation to Mitigate Damages; Effect on Other Contractual Rights. Employee will not be required to mitigate damages or the amount of any payment provided for under this Employment Agreement by seeking other employment or otherwise, nor will any payment provided for under this Employment Agreement be reduced by any compensation earned by Employee as the result of employment by an employer other than the Company or a direct or indirect parent, subsidiary or affiliate of the Company after the Employment End Date, or otherwise.

(i)    “Cause.” “Cause” to terminate Employee’s employment will exist if Employee:

(i)    commits a felony or engages in fraud, misappropriation or embezzlement;

(ii)    knowingly fails or refuses to perform Employee’s duties in a material way, and either the failure or refusal cannot reasonably be cured (as determined by the Company in its reasonable judgment) or Employee fails to effect a cure within 10 days after the Company notifies Employee in writing of the failure or refusal;

(iii)    knowingly causes, or knowingly creates a serious risk of causing, material harm to the Company’s business or reputation; or

(iv)    breaches, in a material way, this Employment Agreement, the Confidential Information Agreement or any other material agreement between Employee and the Company, and, either the breach cannot be cured (as determined by the Company in its reasonable judgment) or Employee fails to effect a cure within 10 days after the Company notifies Employee in writing of the breach.

(j)    “Good Reason.” “Good Reason” for Employee to resign will exist if, without Employee’s express written consent:

(i)    the Company materially reduces Employee’s position, duties, title, reporting relationship, authorities or responsibilities;

(ii)    the Company reduces Employee’s Base Salary or Target Bonus, as in effect on the date hereof or as the same may be increased from time to time during the term of this Employment Agreement;

(iii)    the Company changes Employee’s principal place of work to a location more than 50 miles from Employee’s current principal place of work

(iv)    the Company breaches, in a material way, this Employment Agreement or any other material agreement between Employee and the Company.

Notwithstanding the foregoing, an action described above will not constitute Good Reason unless: (A) Employee, within 30 days after the he learns, or reasonably should have learned, of such action, delivers to the Company written notice identifying the action as Good Reason and demanding its correction; (B) the Company fails to correct such event within 30 days after receipt of such notice; and (C) Employee resigns for Good Reason within 90 days after the date Employee learned, or reasonably should have learned, of such action.

(k)    “Change in Control.” For purposes of this Employment Agreement, the term “Change in Control” will mean the first to occur of any of the following events: (i) any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of MKS’ capital stock entitled to vote in the election of directors; (ii) the shareholders of MKS approve any consolidation or merger of MKS other than a consolidation or merger of MKS in which the holders of the common stock of MKS immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger; or (iii) the shareholders of MKS approve the sale or transfer of all or substantially all of the assets of MKS to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which MKS is a member.

7.    Non-Competition.

(a)    During Employee’s MKS Employment (as defined below) and for one (1) year immediately thereafter (the “Non-Compete Period”), Employee will not engage in or otherwise carry on, directly or indirectly anywhere in the world (as principal, agent, employee, employer, investor, shareholder (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company), consultant, partner, member, manager, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Activity (as defined below). The Non-Compete Period shall be extended to two (2) years if Employee breaches his fiduciary duty to, or unlawfully takes, physically or electronically, any property belonging to, the Company.

(b)    “MKS Employment” means the period beginning on the first day that Employee is employed by the Company and ending on the first day on which Employee is no longer employed by any MKS Entity (as defined below).

(c)    “MKS Entity” means (i) the Company; (ii) any current or future parent, subsidiary or affiliate of the Company; or (iii) any successor or assign of (i) or (ii).

(d)    “Competitive Activity” means business or activity competitive with an MKS Entity but only to the extent that business or activity is related to, similar to or competitive with the activities of the business unit(s), division(s), laborator(y)(ies), facilit(y)(ies) and other operational unit(s) in or for which Employee performed work for an MKS Entity during the final two (2) years of his employment, or about which Employee acquired Proprietary Information (as defined in the Confidential Information Agreement).

(e)    The Non-Compete Period will be extended for any period during which Employee is in breach of this Employment Agreement or the Confidential Information Agreement.

(f)    If any court of competent jurisdiction determines that this Section 7 is unenforceable because the Non-Compete Period is too long or because Competitive Activity includes too great a range of activities or too wide a geographic scope, the parties agree that this Section 7 should be interpreted to extend only over the maximum period of time or range of activities or geographic scope as to which it may be enforceable.

(g)    The post-employment restrictions on Employee’s conduct contained in this Employment Agreement and in the Confidential Information Agreement: (i) will continue to apply even if Employee’s duties, title, compensation, location or other terms or conditions of employment change, and even if such change or changes are material; and (ii) will apply regardless of how or why Employee’s employment ends.

(h)    The Company and Employee agree that violation by Employee of any of the provisions of this Section 7 of this Employment Agreement would cause the Company irreparable harm beyond what could reasonably or adequately be compensated in damages, and that the Company would therefore be entitled (in addition to the Company’s other remedies) to an injunction, declaratory judgment or restraining order against any such violation or threatened violation.

(i)    Employee acknowledges and agrees that the non-competition covenant contained in this Section 7 is supported by Employee’s promotion to Chief

Executive Officer, by the compensation provided for herein, and by Employee’s access to and use of the Company’s confidential information and trade secrets. Employee and the Company mutually agree and acknowledge that these items are fair and reasonable consideration.

8.    Code Section 409A Compliance.

(a)    Where this Employment Agreement refers to Employee’s termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and Treasury Regulation Section 1.409A-1(h) (or any successor provisions) to the extent required by law.

(b)     To the extent that benefits under Section 6 are contingent upon Employee providing a General Release Agreement, Employee will sign and return the General Release Agreement within the reasonable time period designated by the Company, which will not be more than 45 days. If the period for Employee to review a General Release Agreement plus any revocation period crosses calendar years, payments contingent upon the General Release Agreement will be made in the later calendar year. Any payments contingent upon the General Release Agreement that would otherwise be made during the period for review and revocation of the General Release Agreement will be made, provided that the General Release Agreement is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends. Each payment in respect of Employee’s termination of employment under Section 6 of the Employment Agreement is designated as a separate payment for Section 409A purposes.

(c)    If Employee is designated as a “specified employee” within the meaning of Code Section 409A, any deferred compensation payment subject to Section 409A to be made during the six-month period following Employee’s termination of employment will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Employee’s termination; provided, however, that if Employee dies prior to the expiration of such six month period, payment to Employee’s beneficiary will be made as soon as reasonably practicable following Employee’s death. The Company will identify in writing delivered to Employee any payments it reasonably determines are subject to delay under this Section 8(c). In no event will the Company have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.

9.    Code Sections 280G/4999. If (a) any payments or benefits to Employee in connection with this Employment Agreement (“Payments”) would be subject to the excise tax imposed by Code Section 4999 (the “Parachute Tax”), (b) paying Employee a lesser amount would avoid the Parachute Tax entirely and (c) payment of such lesser amount would, after taking into account applicable federal, state and local income taxes and the Parachute Tax, result in Employee receiving a greater after-tax payment than if the Company made the Payments in full, then the Company will pay Employee such lesser amount instead of making the Payments in full. The reporting and payment of any Parachute Tax will in all events be Employee’s responsibility. The Company will not in any event provide a gross-up or any other payment to compensate Employee for the payment of the Parachute Tax or for any reduction in the Payments. The Company will withhold from the Payments any amounts it reasonably determines are required under Code Section 4999(c) and the Treasury Regulations thereunder.

10.    Withholding. The Company will deduct from the amounts payable to Employee pursuant to this Employment Agreement all withholding amounts and deductions required by law or authorized by Employee.

11.    Changes to Plans and Policies. Nothing in this Employment Agreement will: (a) require the Company or its affiliates to establish, maintain or continue any incentive compensation plan, stock incentive plan or other benefit plan, policy or arrangement; (b) restrict the right of the Company or any of its affiliates to amend, modify or terminate any such plan, policy or arrangement; (c) entitle Employee to participate in any such plan policy or arrangement at any specified level (or at all) in any year; or (d) prevent any future change to any such plan, policy or arrangement from applying to Employee in accordance with the terms of the change.

12.    Assignment. The rights and obligations of the Company under this Employment Agreement will inure to the benefit of, and be binding upon, the Company’s successors and assigns. The rights and obligations of Employee under this Employment Agreement will inure to the benefit of, and will be binding upon, Employee’s heirs, executors and legal representatives. Employee may not delegate or assign any obligations under this Employment Agreement.

13.    Non-Disparagement. Employee shall not disparage the Company or any of its products, services or practices. Employee also promises not to make any statement disparaging the Company to any media outlet, industry group, or current or former Company customer or supplier.

14.    Entire Agreement and Severability. Effective on the Effective Date, this Employment Agreement and the Confidential Information Agreement supersede any and all other agreements, either oral or in writing, between Employee and the Company with respect to the Company’s employment of Employee, including the Original Employment Agreement. The Original Employment Agreement shall remain in full force and effect until the Effective Date. Effective on the Effective Date, this Employment Agreement and the Confidential Information Agreement contain all of the covenants and agreements between the parties with respect to such employment. Neither party is entering into this Employment Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any party, or by any one acting on behalf of any party, which is not stated herein. Any modification of this Employment Agreement will be effective only if it is in writing and signed by both parties to this Employment Agreement. If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

15.    Miscellaneous. This Employment Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules. The parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee. The failure of either party hereto to enforce any right under this Employment Agreement will not be considered a waiver of that right, or of damages caused thereby, or of any other rights under this Employment Agreement.

16.    Arbitration and Waiver of Jury Trial.

(a)    Any “Legal Dispute” (as defined below) between Employee and any MKS Entity (or between Employee and any employee or agent of any MKS Entity, to the extent directly or indirectly arising from or relating in any way to Employee’s employment with or separation from the Company) will be resolved by final and binding arbitration. Notwithstanding the foregoing sentence, the Company may, in its sole discretion, obtain temporary, preliminary, or permanent injunctive relief enforcing the provisions of the Confidential Information Agreement or Section 7 of this Employment Agreement from any court of competent jurisdiction.

(b)    “Legal Dispute” means a dispute about legal rights or legal obligations, including but not limited to any rights or obligations arising under this Employment Agreement; the Confidential Information Agreement; any other agreement; any applicable legal or equitable doctrine; any applicable common law theory; or any applicable federal, state or local, statute, regulation or other legal requirement.

(c)    The arbitration will be held in the Commonwealth of Massachusetts. It will be conducted in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association.

(d)    Notwithstanding any other provision of this Employment Agreement or any other agreement or of any arbitration rules, no Legal Dispute involving any MKS Entity may be included in any class or collective arbitration or any other class or collective proceeding. The exclusive method for resolving any such Legal Dispute will be arbitration on an individual basis.

(e)    Any issues about whether a dispute is subject to arbitration will be determined by a court of competent jurisdiction and not by an arbitrator. Any issues about the meaning or enforceability of Section 16(d) will be decided by a court of competent jurisdiction and not by an arbitrator.

(f)    The Company, Employee and the arbitrator will treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential, except that the arbitration award may be disclosed to the extent necessary to enforce the award, the provisions of the Confidential Information Agreement or the provisions of this Employment Agreement.

(g)    Employee and the Company understand and acknowledge that by agreeing to arbitrate the disputes covered by this Section 16, they are waiving the right to resolve those disputes in court and waiving any right to a jury trial with respect to those disputes.

17.    Knowing and Voluntary Agreement. Employee understands that Employee has the right to consult counsel before signing this Employment Agreement, and that Employee has been provided with at least ten (10) business days to review and sign this Agreement. Employee understands and agrees that voluntarily signing this agreement before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period.

IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ John R. Bertucci	Dated: 11.18.19
Name:	John R. Bertucci
Title:	Chairman of the Board of Directors

/s/ John T.C. Lee		Dated: 11/18/ 2019
John T.C. Lee